                              SCHRODER SERIES TRUST
                               MANAGEMENT CONTRACT

     This Management Contract (the "Contract") dated as of ___________ __, 2006 is between SCHRODER SERIES TRUST, a Massachusetts business trust (the "Trust"), on behalf of its constituent series listed in Appendix A to this Contract (each, a "Fund"), and SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC., a Delaware
corporation (the "Manager").

     WITNESSETH:

     That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.   INVESTMENT ADVISORY SERVICES.

     (a) The Manager, at its expense, will furnish continuously an investment program for each Fund, will determine what investments shall be purchased, held, sold, or exchanged by each of the Funds and what portion, if any, of the assets of a Fund shall be held uninvested and shall, on behalf of each Fund, make changes in the Fund's investments. In the performance of its duties, the Manager will comply with the provisions of the Agreement and Declaration of Trust and the Bylaws of the Trust and each Fund's stated investment objectives, policies, and restrictions, and will use its best efforts to safeguard and promote the welfare of the Trust and to comply with other policies which the Trustees may from time to time determine and shall exercise the same care and diligence expected of the Trustees.

     (b) The Manager, at its expense, except as such expense is paid by the
Trust as provided in Section 1(d), will furnish all necessary investment and related management facilities, including salaries of personnel, required for it to execute its duties faithfully. The Manager will pay the compensation, if any, of certain officers of the Trust carrying out the investment management and related duties provided for by this Contract.

     (c) The Manager shall place all orders for the purchase and sale of portfolio investments for each Fund's account with brokers or dealers selected by the Manager. In the selection of such brokers or dealers and the placing of such orders, the Manager shall use its best efforts to obtain for each Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for a Fund the most favorable price and execution available, the Manager, bearing in mind the
Trust's best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account

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market prices and trends, the reputation, experience, and financial stability of the broker or dealer involved, and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the
Trust may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission that another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to the Fund and to other clients of the Manager as to which the Manager exercises investment discretion. The Trust hereby agrees with the Manager that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the
Trust and any Fund which is permitted by Section 11(a) of the Securities
Exchange Act of 1934, as amended.

     (d) The Manager shall not be obligated to pay any expenses of or for the
Trust or any Fund not expressly assumed by the Manager pursuant to this Section
1 other than as provided in Section 3.

2.   ADMINISTRATIVE SERVICES.

     a)   Subject to the direction and control of the Board, the Manager shall provide, or oversee, as applicable, administrative services necessary for the Trust's operations with respect to each Fund except those services that are the responsibility of the Fund's custodian or transfer agent, all in such manner and to such extent as may be authorized by the Board.

     b)   With respect to each Fund and each Class thereof, as applicable, the
          Manager shall:

          (i)  oversee

                    A.   the preparation and maintenance by the Trust's
                         subadministrator, custodian, transfer agent,
                         shareholder recordkeeper, dividend disbursing agent and
                         fund accountant in such form, for such periods and in
                         such locations as may be required by applicable law, of
                         all documents and records relating to the operation of
                         the Trust required to be prepared or maintained by the
                         Trust or its agents pursuant to applicable law;

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                    B.   the reconciliation of account information and balances
                         among the Manager and the Trust's custodian, transfer
                         agent, shareholder recordkeeper, dividend disbursing
                         agent and fund accountant;

                    C.   the transmission of purchase and redemption orders for
                         Shares;

                    D.   the notification of available funds for investment; and

                    E.   the performance of fund accounting, including the
                         calculation of the net asset value of the shares;

          (ii) oversee the performance of administrative and professional services rendered to the Trust by others, including its
               sub-administrator, custodian, transfer agent and dividend
               disbursing agent as well as legal, auditing and shareholder servicing and other services performed for each Fund or Class;

          (iii) oversee the preparation and the printing of the periodic updating of the Registration Statement and Prospectus, tax returns, and reports to shareholders, the Securities and Exchange
               Commission (the "SEC") and state securities commissions;

          (iv) oversee the preparation of proxy and information statements and any other communications to shareholders;

          (v)  at the request of the Board, provide the Trust with adequate general office space and facilities and provide persons suitable to the Board to serve as officers of the Trust;

          (vi) provide the Trust, at the Trust's request, with the services of persons who are competent to perform such supervisory or
               administrative functions as are necessary for effective operation of the Trust;

          (vii) oversee the preparation, filing and maintenance of the Trust's governing documents, including the Trust Instrument and minutes of meetings of Trustees and shareholders;

          (viii) oversee with the cooperation of the Trust's counsel, the
               Manager, and other relevant parties, preparation and
               dissemination of materials for meetings of the Board;

          (ix) monitor sales of shares and ensure that such shares are properly
               and

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               duly registered with the SEC and applicable state securities commissions;

          (x)  oversee the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Trust and other appropriate purposes;

          (xi) oversee the determination of the amount of, and supervise the declaration of, dividends and other distributions to shareholders as necessary to, among other things, maintain the qualification of each Fund as a regulated investment company under the Internal
               Revenue Code of 1986, as amended, and prepare and distribute to appropriate parties notices announcing the declaration of
               dividends and other distributions to shareholders; and

          (xii) advise the Trust and its Board on matters concerning the Trust and its affairs.

     c)   The Manager shall oversee the preparation and maintenance, or cause to be prepared and maintained, records in such form for such periods and in such locations as may be required by applicable regulations, all documents and records relating to the services provided to the Trust pursuant to this Agreement required to be maintained pursuant to the
          1940 Act, rules and regulations of the SEC, the Internal Revenue
          Service and any other national, state or local government entity with jurisdiction over the Trust. The accounts and records pertaining to the Trust which are in possession of the Manager, or an entity subcontracted by the Manager, shall be the property of the Trust. The
          Trust, or the Trust's authorized representatives, shall have access to such accounts and records at all times during the Manager's, or its subcontractor's, normal business hours. Upon the reasonable request of the Trust, copies of any such accounts and records shall be provided promptly by the Manager to the Trust or the Trust's authorized representatives. In the event the Trust designates a successor to any of the Manager's obligations under this Agreement, the Manager shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by the Manager, or its subcontractor, under this Agreement.

     d)   The Trust shall promptly turn over to the Manager such of the accounts and records maintained by or for it as are necessary for the Manager to perform its functions under this Agreement. The Trust authorizes the Manager to rely on such accounts and records turned over to it and hereby indemnifies and will hold the Manager, its successors and

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          assigns, harmless of and from any and all expenses, damages, claims, suits, liabilities, actions, demands and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of such accounts and records or in the failure of the Trust to provide any portion of such or to provide any information needed by the Manager to knowledgeably perform its functions.

     e)   In respect of the provision of administration services, and as an inducement to the Manager's undertaking to render administration services, the Trust hereby agrees to indemnify and hold harmless the
          Manager, its employees, agents, officers and directors, from any and all loss, liability and expense, including any legal expenses, arising out of the Manager's performance under this Agreement, or status, or any act or omission of the Manager, its employees, agents, officers and directors; provided that this indemnification shall not apply to the Manager's actions taken or failures to act in cases of the
          Manager's own bad faith, willful misconduct or gross negligence in the performance of its duties under this Agreement; and further provided, that the Manager shall give the Trust notice and reasonable opportunity to defend against any such loss, claim, damage, liability or expense in the name of the Trust or the Manager, or both. The Trust will be entitled to assume the defense of any suit brought to enforce any such claim or demand, and to retain counsel of good standing chosen by the Trust and approved by the Manager, which approval shall not be withheld unreasonably. In the event the Trust does elect to assume the defense of any such suit and retain counsel of good standing approved by the Manager, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in case the Trust does not elect to assume the defense of any such suit, or in case the Manager does not approve of counsel chosen by the Trust or the Manager has been advised that it may have available defenses or claims which are not available or conflict with those available to the Trust, the Trust will reimburse the Manager, its employees, agents, officers and directors for the fees and expenses of any one law firm retained as counsel by the Manager or them. The Manager may, at any time, waive its right to indemnification under this agreement and assume its own defense.
          Nothing in this clause shall be interpreted to limit any right that the Manager may have at law, in equity, or otherwise against the Trust or any Fund, including without limitation any rights of indemnity or contribution or similar rights. The provisions of Section 9 should not in any way limit the foregoing.

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3.   EXPENSES.

     a)   Subject to any agreement by the Manager or other person to reimburse any expenses of the Trust that relate to any Fund, the Trust shall be responsible for and assume the obligation for payment of all of its expenses, including:

               a.   the fee payable under Section 5 hereof;

               b.   any fees payable to the Manager;

               c.   expenses of issue, repurchase and redemption of Shares;

               d.   interest charges, taxes and brokerage fees and commissions;

               e.   premiums of insurance for the Trust, its Trustees and
                    officers and fidelity bond premiums;

               f.   fees, interest charges and expenses of third parties,
                    including the Trust's custodian, transfer agent, dividend
                    disbursing agent and fund accountant;

               g.   fees of pricing, interest, dividend, credit and other
                    reporting services;

               h.   costs of membership in trade associations;

               i.   telecommunications expenses;

               j.   funds transmission expenses;

               k.   auditing, legal and compliance expenses;

               l.   costs of forming the Trust and maintaining its existence;

               m.   to the extent permitted by the 1940 Act, costs of preparing and printing the Prospectuses, subscription application
                    forms and shareholder reports and delivering them to
                    existing shareholders;

               n.   expenses of meetings of shareholders and proxy solicitations therefore;

               o.   costs of maintaining books of original entry for portfolio and fund accounting and other required books and accounts, of calculating the net asset value of shares of the Trust
                    and of preparing tax returns;

               p.   costs of reproduction, stationery and supplies;

               q.   fees and expenses of the Trust's Trustees;

               r.   compensation of the Trust's officers and employees who are not employees of the Manager or their respective affiliated persons and costs of other personnel (who may be employees of the Manager or their respective affiliated persons)
                    performing services for the Trust;

               s.   costs of Trustee meetings;

               t.   SEC registration fees and related expenses;

               u.   state or foreign securities laws registration fees and
                    related expenses; and

               v.   all fees and expenses paid by the Trust in accordance with any distribution plan adopted pursuant to Rule 12b-l under the 1940 Act or under any shareholder service plan or
                    agreement.

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4.   OTHER AGREEMENTS, ETC.

     It is understood that any of the shareholders, Trustees, officers, and employees of the Trust may be a shareholder, director, officer, or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Trust. It is also understood that the Manager and any person controlled by or under common control with the Manager have and may have advisory, management, service, or other contracts with other organizations and persons, and may have other interests and business.

5.   COMPENSATION TO BE PAID BY THE TRUST TO THE MANAGER.

     The Trust will pay to the Manager as compensation for the Manager's services rendered, for the facilities furnished and for the expenses borne by the Manager pursuant to this Agreement, fees computed and paid quarterly at the annual rate listed in Appendix A of each Fund's average net asset value.

     Such average net asset value shall be determined by taking an average of all of the determinations of such net asset value during such quarter at the close of business on each business day during such quarter in which this
Contract is in effect. Such fees shall be payable for each fiscal quarter within
30 days after the close of such quarter and shall commence accruing as of the date of the initial issuance of shares of each Fund to the public.

     In the event that expenses of any Fund for any fiscal year should exceed the expense limitation on investment company expenses imposed by any statute or regulatory authority of any jurisdiction in which shares of that Fund are qualified for offer or sale, the compensation due the Manager for such fiscal year shall be reduced by the amount of such excess by a reduction or refund thereof. In the event that the expenses of any Fund exceed any expense limitation which the Manager may, by written notice to the Trust, voluntarily declare to be effective subject to such terms and conditions as the Manager may prescribe in such notice, the compensation due the Manager shall be reduced, and, if necessary, the Manager shall assume expenses of that Fund, to the extent required by such expense limitation.

     If the Manager shall serve for less than the whole of a quarter, the foregoing compensation shall be prorated.

     In the event that this Agreement is terminated, the Manager shall be reimbursed for reasonable charges and disbursements associated with promptly transferring to its successor as designated by the Trust the original or copies of all accounts and records maintained by the Manager under this Agreement, and cooperating with, and providing

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reasonable assistance to its successor in the establishment of the accounts and records necessary to carry out the successor's or other person's responsibilities.

     Notwithstanding anything in this Agreement to the contrary, the Manager and its affiliated persons may receive compensation or reimbursement from the Trust with respect to (i) the provision of services on behalf of the Funds in accordance with any distribution plan adopted by the Trust pursuant to Rule
12b-l under the 1940 Act, and(ii) the provision of shareholder support or other services, including fund accounting services.

6.   ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENTS OF THIS CONTRACT.

     This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment; and this Contract shall not be amended with respect to a Fund unless such amendment is approved at a meeting by the affirmative vote of a majority of the outstanding shares of the affected Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager.

7.   EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

     (a) This Contract shall become effective with respect to a Fund immediately upon its approval by the affirmative vote of a majority of the outstanding shares of that Fund.

     (b) This Contract shall remain in effect with respect to a Fund for a period of two years from the date of its effectiveness and shall continue in effect for successive twelve-month periods (computed from each anniversary date of the approval) with respect to such Fund; provided that such continuance is specifically approved at least annually (i) by the Trustees or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund, and, in either case, by a majority of the Trustees who are not parties to this Contract or interested persons of any such party (other than as Trustees of the Trust);
provided further, however, that if this Contract or the continuation of this
Contract is not approved as to a Fund, the Manager may continue to render to that Fund the services described herein in the manner and to the extent permitted by the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

     (c) This Contract may be terminated with respect to a Fund at any time (i)
by the Trustees or by the affirmative vote of a majority of the outstanding shares of a Fund on 60 days' written notice to the Manager or (ii) by the
Manager on 60 days' written notice to the Trust. This Contract shall terminate automatically upon its assignment, as provided in Section 6.

     Termination of this Contact pursuant to this Section 7 will be without the payment of any penalty.

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8.   CERTAIN DEFINITIONS.

     For the purposes of this Contract, the "affirmative vote of a majority of the outstanding shares" of a Fund means the affirmative vote, at a duly called and held meeting of such shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

     For the purposes of this Contract, the terms "affiliated person",
"control", "interested person", and "assignment" shall have their respective meanings defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; the term
"specifically approve at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940, as amended, and the rules and regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

9.   NON-LIABILITY OF MANAGER.

     (a) In the absence of willful misfeasance, bad faith, or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder.

     (b) The Manager may rely upon the advice of the Trust or of counsel, who may be counsel for the Trust or counsel for the Manager, and upon statements of accountants, brokers and other persons believed by it in good faith to be expert in the matters upon which they are consulted, and the Manager shall not be liable to anyone for any actions taken in good faith upon such statements.

     (c) The Manager may act upon any oral instruction which it receives and which it believes in good faith was transmitted by the person or persons authorized by the Board of the Trust to give such oral instruction. The Manager shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction.

     (d) The Manager shall not be liable for any action taken in good faith reliance upon any written instruction or certified copy of any resolution of the
Board of Trustees of the Trust, and the Manager may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by the
Manager to have been validly executed.

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     (e) The Manager may rely and shall be protected in acting upon any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other paper document believed by it to be genuine and to have been signed or presented by the Trust or other proper party or parties.

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10.  NOTICE.

     Any notice or other communication required to be given pursuant to this
Contract shall be in writing and sent by first-class mail or facsimile transmission, and shall be effective upon receipt. Notices and communications shall be given, if to the Trust, at:

          Schroder Series Trust
          875 Third Avenue, 22nd Floor
          New York, NY 10022
          Attention: Ms. Carin F. Muhlbaum, Esq.

and if to the Manager, at:

          Schroder Investment Management North America Inc.
          875 Third Avenue, 22nd Floor
          New York, New York 10022
          Attention: Ms. Catherine A. Mazza

11.  MISCELLANEOUS.

     (a) This Contract shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

     (b) If any part, term or provision of this Contract is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Contract did not contain the particular part, term or provision held to be illegal or invalid.

     (c) Section headings in this Contract are included for convenience only and are not to be used to construe or interpret this Contract.

     (d) This Contract may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

12.  LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

     A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that

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this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers, or shareholders of the Trust but are binding only upon the assets and property of the Trust.

               [Remainder of this page intentionally left blank.]

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     IN WITNESS WHEREOF, SCHRODER SERIES TRUST and SCHRODER INVESTMENT
MANAGEMENT NORTH AMERICA INC. have each caused this instrument to be signed as of the date first set forth above.

                                        SCHRODER SERIES TRUST
                                        on behalf of the Funds listed in
                                        Appendix A hereto

                                        By:
                                            ------------------------------------
                                        Name: Mark A. Hemenetz
                                        Title: President

                                        SCHRODER INVESTMENT MANAGEMENT
                                        NORTH AMERICA INC.

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                       [SST New Funds Advisory Agreement]

                                   APPENDIX A

    FUNDS OF THE TRUST SUBJECT TO THIS CONTRACT       FEE
    -------------------------------------------      -----
Schroder Global Equity Yield Fund                    0.85%
Schroder Global Opportunities Fund                   1.00%
Schroder Emerging Market Equity Fund                 1.00%
Schroder Strategic Bond Fund                         0.75%
Schroder U.S. Small and Mid Cap Opportunities Fund   1.00%

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